Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDERS’ MEETING

Eau Claire, Wisconsin (May 19, 2022) – The shareholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Richard Cardozo and Patrick Quinn to new three-year terms as directors at the May 17, 2022, annual stockholders meeting. The shareholders also ratified the appointment of RSM US LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022. In addition, during the meeting, eight new Housewares/Small Appliance products were shown to the stockholders.

The first was a restyled GranPappy® deep fryer that features the contemporary styling incorporated into the FryDaddy® deep fryer the prior year.

The second product shown was the PRESTO® nitro coffee dispenser that enables consumers to make nitrogen-infused cold brew at home. Nitro brew is a coffee shop favorite known for its smooth texture, delicate flavor, and rich, creamy head. The PRESTO® dispenser includes a two-liter stainless steel keg that fits in most refrigerators and an exclusive rotating spout that swings up for drip-free storage. The dispenser is filled with up to 48-ounces of cold brew coffee and charged using nitrogen or nitrous oxide. A gentle push-down tap provides nitro coffee on demand. The entire product is fully immersible and includes a storage cap, collapsible funnel, and nylon cleaning brushes.

The PRESTO® premium 8-function canning kit was the third product. The kit provides deluxe versions of the most desired accessories for successful home canning.

Products four and five were two new additions to the Company’s line of PopLite® hot air poppers: the PopLite® Plus and the PopLite® MyMunch™ poppers. The PopLite® Plus makes 18 cups of popcorn and features a patent pending design for worry-free popping and a butter melter with a metal cup for increased melting efficiency. The MyMunch™ pops up to nine cups of corn, the perfect portion for dieters or for snacking. It has a see-through cover that doubles as a serving bowl. The base nests in the cover for compact storage. Both poppers have all of the other great attributes of PRESTO® PopLite® poppers—ultra fast popping with hot air rather than oil, virtually no unpopped kernels, and the convenience of built-in cord storage.

The sixth and seventh products were two skillets in the Company’s new line of Tuxedo™ digital skillets. Each takes skillet cooking to a whole new level. A precise heat control enables the user to set temperatures as low as 100 degrees up to 204 degrees in one-degree increments and temperatures from 205 to 400 degrees in increments of 5 degrees. The lower temperatures make the skillets ideal for such tasks as sous vide cooking, preparing delicate sauces, poaching fish and chicken, making yogurt, proofing frozen or fresh bread dough, and simmering soups and stews for up to 24 hours. The higher temperatures provide the means to sear a sous vide steak to perfection, steam vegetables, bake, and perform all of the traditional skillet functions like pan frying, sautéing, and braising. The skillets are available in 12” and 16” sizes, are handsomely styled with a white exterior and black interior, are coated with stick-free ceramic, and are accompanied by a glass cover and a rack for steaming, baking, and sous vide cooking.

The final product shown was the Cordless Serve 12-cup stainless steel percolator. The percolator features a special power base. The coffeemaker lifts off the base for easy, cord-free pouring. When returned to the base, the coffee stays serving hot automatically. The power cord wraps in the base for compact storage. A clear cover enables the user to view the coffee as it brews. The coffeemaker’s chic design complete with a contemporary matte-black finish, makes it an ideal serving piece. Like Presto’s other percolators, the new coffeemaker makes rich flavorful, piping-hot coffee in as little as a cup a minute. Its luxurious stainless steel pot, filter basket, and perk tube provide lasting beauty as well as easy cleaning.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety Segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets fire extinguishers. Its extinguishers include the Rusoh® Eliminator® owner-maintained fire extinguishers. The second is OneEvent Technologies, Inc. It offers systems that provide early warning of conditions that if not corrected, could ultimately lead to significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

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